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                                                                     EXHIBIT 3.2


                          CERTIFICATE OF CORRECTION TO
                           CERTIFICATE OF AMENDMENT OF
                       AFFILIATED COMPUTER SERVICES, INC.

         Affiliated Computer Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         1. The name of the corporation is Affiliated Computer Services, Inc.

         2. A Certificate of Amendment (the "Certificate of Amendment) was filed with the Secretary of State of the State of Delaware on November 12, 1999 which contains an inaccurate record of the corporate action taken therein, and said Certificate of Amendment requires correction as permitted by subsection (f) of
Section 103 of the General Corporation Law of the State of Delaware.

         3. The Certificate of Amendment incorrectly states that stockholders holding the necessary number of shares of capital stock of the Company duly adopted and approved said amendment.

         4. The Certificate of Amendment is therefore null and void and of no effect.

         Affiliated Computer Services, Inc. has caused this Corrected Certificate of Amendment to be signed by its authorized officer this 30th day of August, 2001.

                              AFFILIATED COMPUTER SERVICES, INC.



                              By:      /s/ William L. Deckelman, Jr.
                                   ---------------------------------
                              Name:    William L. Deckelman, Jr.
                              Office:  Executive Vice President, General Counsel
                                       & Corporate Secretary